From its early days as a fringe concept, Bitcoin has grown to become a formidable asset, capturing the attention of investors worldwide. We often refer to Bitcoin as “digital gold” because, like the metal, it is a potential store of value with limited supply, has portfolio diversification benefits, and offers the potential to hedge against inflation. Just as VanEck has been at the forefront of gold investing since the firm’s inception, VanEck has played a pivotal role in shaping the broader adoption of Bitcoin as a strategic allocation in investment portfolios. A Timeline of VanEck’s Journey with Bitcoin 2009: Bitcoin is born  Bitcoin was introduced to the world by an anonymous entity, Satoshi Nakamoto. Just as gold has been a store of value for centuries, Bitcoin was designed to be a decentralized digital currency, free from governmental oversight. 2010: Bitcoin’s first commercial transaction  The first known commercial transaction using Bitcoin was the infamous purchase of two pizzas for 10,000 BTC. At that time, Bitcoin was worth only fractions of a penny. 2013: Bitcoin hits $1,000  Bitcoin's price soared to $1,000, marking a significant milestone and garnering attention from mainstream investors. 2017: VanEck enters the crypto conversation  VanEck recognizes that digital assets could provide both an alternative to existing currencies and gold as a store of value, and technology to lower costs in the payments and financial industries. The firm starts to provide educational resources to help investors better understand Bitcoin, cryptocurrencies and other digital assets, and the role they play within a portfolio. 2017: Bitcoin’s meteoric rise and futures trading  Bitcoin’s price skyrocketed to nearly $20,000, drawing parallels to gold’s bull market in the 1970s. Additionally, the introduction of Bitcoin futures trading opened the doors for institutional investors, reminiscent of when gold futures were first introduced, providing legitimacy and stability to the market. 2017: VanEck becomes first ETF issuer to file for futures-based Bitcoin ETF Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 January 12, 2024

 On August 11, 2017, VanEck filed an S-1 for a Bitcoin futures ETF, becoming the first ETF issuer to file for an ETF that would invest in Bitcoin futures. 2017: VanEck subsidiary MarketVector Indexes unveils digital assets benchmark indexes  On October 23, 2017, MarketVector launched a series of digital assets indexes designed to track the performance of the otherwise fragmented global digital assets markets, and became the first regulated index provider to meet investment industry benchmarking standards for digital assets indexes. 2018: VanEck files for spot Bitcoin ETF  On June 6, 2018, VanEck filed for a spot Bitcoin ETF (in partnership with SolidX). We believe spot ETFs give investors a more efficient vehicle in which to gain direct Bitcoin exposure via a traditional broker, without paying roll costs associated with futures. The SEC subsequently rejected all spot BTC ETF applications due to concerns of “market manipulation.” 2020: Bitcoin halving event occurs  The Bitcoin network experiences a halving event (which occurs approximately every four years), and the incentives for mining new blocks are reduced by half. This incident brings increased attention to Bitcoin’s finite supply. 2020: VanEck launches spot Bitcoin ETN in Europe  The firm’s European arm launches a spot Bitcoin ETN on November 19, 2020, which provides Europeans exchange traded access to spot Bitcoin exposure without the hassle of self-custody. 2021: VanEck builds its digital assets team  In 2021, VanEck began committing more resources to building out of its digital assets research and investment team, bringing on board more crypto natives with knowledge of and passion for the digital assets space. 2021: El Salvador adopts Bitcoin as legal tender  El Salvador became the first country to allow Bitcoin to be used in any transactions. Bitcoin joins the US dollar, which the country had adopted in 2021, as legal tender, and as part of the initiative, the Salvadoran government launched a digital wallet to promote the use of Bitcoin. 2021: MarketVector establishes sector classification system for digital assets

 MarketVector created the MarketVector Digital Asset Classification System in order to provide an efficient investment tool for capturing the breadth, depth, and progress of crypto sectors. 2021: VanEck leads $50M raise for Cadenza Ventures Crypto Fund  Cadenza will use the funds to invest in crypto platforms and blockchain technologies internationally. 2021: VanEck launches Bitcoin Strategy ETF  VanEck introduced the VanEck Bitcoin Strategy ETF (XBTF), offering investors exposure to Bitcoin futures through a regulated and familiar structure. 2022: VanEck introduces the first NFT to be launched by an asset manager  On 5/2/2022, VanEck launched and distributed the VanEck Community NFT. This initiative was the first of its kind among asset managers. It offers exclusive access to an inclusive community that is both free and provides real-world utility. 2023: VanEck launches Ethereum Strategy ETF  VanEck launched the Ethereum Strategy ETF (EFUT), offering investors exposure to Ether futures through a regulated and familiar structure. The firm also announced it will donate 10% of its profits to the Protocol Guild to fund Ethereum core development for 10 years. 2023: VanEck launches spot Bitcoin ETF, HODL  SEC approves spot bitcoin ETF applications for the first time. VanEck launches the VanEck Bitcoin Trust (HODL) and pledges 5% of profits to support Bitcoin core developers. VanEck’s Long-Term Commitment to Bitcoin Just as VanEck was a pioneer in gold investing, the firm has taken significant strides in bringing Bitcoin to a broader investor audience. By providing educational content, advocating for regulation, and introducing innovative investment vehicles, VanEck continues to play a pivotal role in the integration of Bitcoin into traditional investment portfolios. As we embrace this era of digital gold, VanEck remains committed to empowering investors with the knowledge and tools needed to navigate this exciting and dynamic asset class.

General Disclosures This is not an offer to buy or sell, or a recommendation to buy or sell any of the securities, financial instruments or digital assets mentioned herein. The information presented does not involve the rendering of personalized investment, financial, legal, tax advice, or any call to action. Certain statements contained herein may constitute projections, forecasts and other forward-looking statements, which do not reflect actual results, are for illustrative purposes only, are valid as of the date of this communication, and are subject to change without notice. Actual future performance of any assets or industries mentioned is unknown. Information provided by third party sources are believed to be reliable and have not been independently verified for accuracy or completeness and cannot be guaranteed. VanEck does not guarantee the accuracy of third party data. The information herein represents the opinion of the author(s), but not necessarily those of VanEck or its other employees. Important Disclosures for the VanEck Bitcoin Trust (“HODL”) The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the VanEck Bitcoin Trust's (the "Trust") investment objectives, risks, charges and expenses. Investing involves risk, and you could lose money on an investment in the Trust. The value of Bitcoin and, therefore, the value of the Trust’s Shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. The Trust's investment objective is to reflect the performance of the price of Bitcoin less the expenses of the Trust's operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin. The Trust is not an investment company registered under the Investment Company Act of 1940 (“1940 Act”) or a commodity pool for the purposes of the Commodity Exchange Act (“CEA”). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Because shares of the Trust are intended to reflect the price of the Bitcoin held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting Bitcoin prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns. Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the Bitcoin held by the Trust (less its expenses), and fluctuations in the price of Bitcoin could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the Bitcoin represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of Bitcoin represented by each Share will decline over time. This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction.

The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly- owned subsidiaries of Van Eck Associates Corporation. Important Disclosures for VanEck Bitcoin Strategy ETF (“XBTF”) and VanEck Ethereum Strategy ETF (“EFUT”) The value of Ethereum (ETH) and Bitcoin (BTC) and the Funds’ Futures holdings, could decline rapidly, including to zero. You should be prepared to lose your entire investment. The Funds do not invest in BTC, ETH or other digital assets directly. The further development and acceptance of digital asset networks, which is part of a new and rapidly changing industry, is subject to a variety of factors that are difficult to evaluate, the slowing, stopping or reversing of the development or acceptance of the digital asset networks may adversely affect the price of digital assets and therefore cause the Funds to suffer losses, regulatory changes or actions may alter the nature of an investment in digital assets or restrict the use of digital assets or the operations of the digital asset networks or venues on which digital assets trade in a manner that adversely affects the price of digital assets and, therefore, the Funds’ digital asset Futures. Digital assets generally operate without central authority (such as a bank) and are not backed by any government, digital assets are not legal tender and federal, state and/or foreign governments may restrict the use and exchange of digital assets, and regulation in the United States is still developing. Futures Contract Risk. The use of futures contracts involves risks that are in addition to, and potentially greater than, the risks of investing directly in securities and other more traditional assets. The market for digital asset Futures may be less developed, and potentially less liquid and more volatile, than more established futures markets. Digital asset Futures are subject to collateral requirements and daily limits that may limit the Fund’s ability to achieve its target exposure. Margin requirements for digital asset Futures traded on the Chicago Mercantile Exchange (“CME”) may be substantially higher than margin requirements for many other types of futures contracts. Futures contracts exhibit “futures basis,”” which refers to the difference between the current market value of the underlying digital asset (the “spot” price) and the price of the cash-settled futures contracts. This risk may be adversely affected by “negative roll yields” in “contango” markets. The Funds will “roll” out of one futures contract as the expiration date approaches and into another futures contract on a digital asset with a later expiration date. The “rolling” feature creates the potential for a significant negative effect on the Fund’s performance that is independent of the performance of the spot prices of the digital asset. A market where futures prices are generally greater than spot prices is referred to as a “contango” market. Therefore, if the futures market for a given commodity is in contango, then the value of a futures contract on that commodity would tend to decline over time (assuming the spot price remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. Extended period of contango may cause significant and sustained losses. An investment in the VanEck Ethereum Strategy ETF (EFUT) may be subject to risks which include, but are not limited to, risks related to market and volatility, investment (in ETH futures), ETH and ETH futures, futures contract, derivatives, counterparty, investment capacity, target exposure and rebalancing, borrowing and leverage, credit, interest rate, liquidity, investing in other investment companies, management, new fund, non-diversified, operational, portfolio turnover, regulatory, repurchase agreements, tax, cash transactions, authorized participant concentration, no guarantee of active trading market, trading issues, fund shares trading, premium/discount risk and liquidity of fund shares, U.S. government securities, debt securities, municipal securities, money market funds, securitized/mortgage- backed securities, sovereign bond, ETH-related company, ETH-related concentration, and equity securities risks, all of which could significantly and adversely affect the value of an investment in the Fund. An investment in the VanEck Bitcoin Strategy ETF (XBTF) may be subject to risks which include, among others market and volatility, investment, futures contract, derivatives, investments related to bitcoin and bitcoin futures, derivatives, counterparty, investment capacity, target exposure and rebalancing, borrowing and leverage, indirect investment, credit, interest rate, illiquidity, investing in other investment companies, management, new fund, non-diversified, operational, portfolio turnover, regulatory, repurchase agreements, tax, of cash transactions, authorized participant concentration, no guarantee of active trading market, trading issues, fund shares trading, premium/discount and liquidity of fund shares, U.S. government securities, debt securities, municipal securities, money market funds, securitized/ asset- backed securities, and sovereign bond risks, all of which could significantly and adversely affect the value of an investment in the Fund. VanEck Absolute Return Advisers Corporation is registered with the CFTC as both commodity pool operator and commodity trading advisor, and is a member of the National Futures Association. The Funds are speculative in nature and involve a high degree of risk. An investor may lose all or substantially all of an investment in the Funds. Commodity futures generally are volatile and the Funds may not be suitable for all investors. Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a Fund carefully before investing. To obtain a prospectus and summary prospectus, which contain this and other information, call 800.826.2333 or visit vaneck. com. Please read the prospectus and summary prospectus carefully before investing. © Van Eck Securities Corporation, Distributor, a wholly-owned subsidiary of Van Eck Associates Corporation © Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017 Phone: 800.826.2333, Email: info@vaneck.com VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.